EX - 99.77C

First Trust Value Line(r) Dividend Fund
Submission of Matters to a Vote of
Shareholders

The Joint Meeting of Shareholders of First
Trust Value Line(r) Dividend Fund, First
Trust/Four Corners Senior Floating Rate
Income Fund, Macquarie/First Trust Global
Infrastructure/Utilities Dividend & Income
Fund, First Trust/Value Line(r) & Ibbotson
Equity Allocation Fund, and First Trust/Four
Corners Senior Floating Rate Income Fund II was held on September 13, 2004. At the Annual Meeting the Fund's Board of Trustees, consisting of James A. Bowen, Niel B.
Nielson, Thomas R. Kadlec, Richard E.
Erickson and David M. Oster, was elected to serve an additional one year term. The number of votes cast for James A. Bowen was 23,162,710, the number of votes withheld was 247,169 and the number of abstentions was 8,990,121. The number of votes cast for Niel B. Nielson was 23,142,879, the number of votes withheld was 267,000 and the number of abstentions was 8,990,121. The number of votes cast for Richard E.
Erickson was 23,135,292, the number of votes withheld was 274,587 and the number of abstentions was 8,990,121. The number of votes cast for Thomas R. Kadlec was 23,161,913, the number of votes withheld was 247,966 and the number of abstentions was 8,990,121. The number of votes cast for David M. Oster was 23,084,272, the number of votes withheld was 196,677 and the number of abstentions was 8,990,121.